Exhibit 11.1


                     ANCHOR HOLDINGS, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET EARNINGS PER SHARE
                                   (Unaudited)



                                                                    Thirteen weeks ended               Thirty-nine weeks ended
                                                              September 27,     September 28,        September 27,  September 28,
                                                                  1997              1996                 1997           1996
                                                                  ----              ----                 ----           ----

Net income before extraordinary item
   cumulative effect.......................................      $(1,017)        $   (381)            $    293         $2,457
Extraordinary item.........................................           --               --               (1,210)            --
Net Income (loss)..........................................      $(1,107)        $   (381)            $   (917)        $2,457
                                                                 ========        =========            =========        ======

Common shares outstanding..................................        1,551            1,018                1,370          1,018
Common equivalent shares issuable upon exercise
   of stock options and warrants (1).......................           --              400                   --            400
                                                                 --------        ---------            ---------        ------

Total weighted average shares..............................        1,551            1,418                1,370          1,418
                                                                 --------        ---------            ---------        ------

Earnings per common and equivalent share before
   extraordinary item......................................      $ (0.71)        $  (0.27)             $ (0.21)        $ 1.73
Extraordinary item per common and equivalent
   shares..................................................           --            (0.88)                0.00           0.00
                                                                 --------        ---------             --------        ------

Earnings per common and equivalent share...................      $ (0.71)        $  (0.27)             $ (0.67)        $ 1.73
                                                                 ========        =========             ========        ======



Notes:

(1) Amount calculated using the modified treasury stock method and fair market values.